EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
SYNNEX Corporation:
We consent to the incorporation by reference in the registration statements (Nos. 333‑111799, 333‑158571, and 333‑191442) on Form S‑8 of SYNNEX Corporation of our report dated January 27, 2014, with respect to the consolidated balance sheets of SYNNEX Corporation as of November 30, 2013 and 2012, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for the years ended November 30, 2013 and 2012, and related financial statement schedule, and the effectiveness of internal control over financial reporting as of November 30, 2013, which report appears in the November 30, 2013 annual report on Form 10‑K of SYNNEX Corporation.

/s/ KPMG LLP
Santa Clara, California
January 27, 2014